Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE Contact: Douglas Ian Shaw Corporate Secretary (631) 208-2400
4 West Second Street
Riverhead, NY 11901
(631) 208-2400 (Voice) -(631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK BANCORP RECEIVES EXPECTED NOTICE OF NON-COMPLIANCE

FROM NASDAQ DUE TO DELAYED FILING OF 10-Q

Riverhead, New York, May 24, 2011 — Suffolk Bancorp (NASDAQ – SUBK, “Suffolk”), today announced that, as expected, on May 18, 2011, it received a letter from NASDAQ that it was no longer in compliance with the listing rules of the NASDAQ Stock Market due to the Company’s previously announced delay in filing the Quarterly Report on Form 10-Q for the period ended March 31, 2011. Under the NASDAQ rules, the Company has 60 days in which either to comply, or to file a plan of compliance satisfactory to NASDAQ.

The Company is working diligently to complete the necessary filings and expects either to comply by filing the Quarterly Report on Form 10-Q for the period ended March 31, 2011 or to file a satisfactory plan of compliance with NASDAQ within the required time.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; potential litigation or regulatory action relating to the matters described above, the results of the review described above; any need to restate financial statements for prior periods and the consequences thereof or other action which could cause management not to be able to comply with NASDAQ rules; and the potential that net charge-offs are higher than expected or previously reported.

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